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As filed with the Securities and Exchange Commission on October 5, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Hawaiian Electric Industries, Inc.
(Exact name of registrant as specified in its charter)

Hawaii (State or other jurisdiction of incorporation or organization)	99-0208097 (I.R.S. Employer Identification No.)

1001 Bishop Street, Suite 2900
Honolulu, Hawaii 96813
(808) 543-5662
(Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

Gregory C. Hazelton
1001 Bishop Street, Suite 2900
Honolulu, Hawaii 96813
(808) 543-5662
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lucy Schlauch Stark, Esq.
Holland & Hart LLP
555 Seventeenth Street, Suite 3200
Denver, Colorado 80202
(303) 295-8000

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.

             If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☒

             If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

             If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

             If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

             Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

             If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock (without par value)	4,000,000 shares(1)(2)	$33.50(3)	$134,000,000(3)	$16,683.00(2)

(1)
The number of shares of common stock registered by this registration statement is subject to adjustment in accordance with certain provisions of the Hawaiian Electric Industries, Inc. Dividend Reinvestment and Stock Purchase Plan ("the Plan"). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers any additional securities that may be offered or issued in connection with any stock splits, stock dividends or similar transactions in securities covered by this registration statement.

(2)
Pursuant to Rule 415(a)(6) of the Securities Act, 2,391,523 shares of common stock of the registrant registered hereunder are unsold securities that were previously registered on a registration statement on Form S-3 (File No. 333-199183) which was filed on October 6, 2014 (the "Prior Registration Statement"), and the filing fee of $7,374.20 that was previously paid by the registrant for the original registration of the unsold securities under the Prior Registration Statement will continue to apply to such unsold securities. Accordingly, a registration fee of $6,708.56 is being paid by the registrant for the 1,608,477 shares of common stock being registered for the first time under this Registration Statement. Pursuant to Rule 415(a)(6) under the Securities Act, the offering of unsold securities under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement.

(3)
Estimated solely for the purpose of determining the registration fee and pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low sale prices of the common stock as reported on The New York Stock Exchange on October 3, 2017.

PROSPECTUS

Hawaiian Electric Industries, Inc.

Dividend Reinvestment and Stock Purchase Plan
4,000,000 Shares of Common Stock
(Without Par Value)

         Hawaiian Electric Industries, Inc. is offering a convenient method of purchasing additional shares of the Company's common stock, without par value ("Common Stock"), pursuant to the Hawaiian Electric Industries, Inc. Dividend Reinvestment and Stock Purchase Plan (the "Plan") with dividends paid on the Company's Common Stock, with dividends paid on the preferred stock ("Preferred Stock") of its electric utility subsidiaries, and with optional cash investments. Any person or entity, whether or not a holder of Common Stock or Preferred Stock, is eligible to join the Plan, subject to applicable laws and regulations and the requirements of the Plan. The Company's electric utility subsidiaries are Hawaiian Electric Company, Inc. and its subsidiaries Maui Electric Company, Limited and Hawaii Electric Light Company, Inc.

         Participants in the Plan may:

  •
  reinvest all or a portion of cash dividends on Common Stock or Preferred Stock registered in their names or their Plan accounts;

  •
  purchase Common Stock with an initial cash investment of at least $250;

  •
  make additional optional purchases of Common Stock of at least $25 up to a maximum of $300,000 per calendar year, including any initial purchase;

  •
  receive, upon their signed written request, certificates or book entries in their names for whole shares of Common Stock credited to their Plan accounts;

  •
  deposit certificates representing Common Stock or book entry shares of Common Stock into the Plan for safekeeping; and/or

  •
  sell shares of Common Stock credited to their Plan accounts through the Plan.

         Shares of Common Stock will, at the option of the Plan administrator, be newly issued shares purchased from the Company or shares purchased on the open market. Purchases on the open market will be made through an independent agent appointed by the Plan administrator.

         The purchase price of newly issued shares of Common Stock purchased under the Plan directly from the Company will be the average of the high and low sales prices for Common Stock on the composite tape for stocks listed on the New York Stock Exchange on the business day prior to the purchase. The purchase price of Common Stock purchased on the open market will be the weighted average price per share (adjusted for brokerage fees and commissions, any service charges and applicable taxes) of the aggregate number of shares purchased during the applicable investment period. Plan participants bear the cost of brokerage fees and commissions, any related service charges and applicable taxes relating to shares of Common Stock purchased or sold on the open market. The Company charges fees under the Plan in certain situations and reserves the right to charge fees to participants to recover up to the actual costs of the Plan. (See Questions 10, 24, 27 and 35 under "Description of the Plan".)

         The Common Stock is listed on the New York Stock Exchange under the symbol "HE." The closing price per share of the Common Stock on October 4, 2017 on the New York Stock Exchange was $33.82.

         Participating in the Plan and investing in our Common Stock involves risks. See "Risk Factors" on page 1 of this prospectus. Before investing in our Common Stock, you should carefully read this prospectus and the documents incorporated by reference, including the risk factors described in any of those documents. See "Where Can You Find More Information" later in this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         Our principal executive offices are located at 1001 Bishop Street, Suite 2900, Honolulu, Hawaii 96813, and the telephone number is (808) 543-5662.

The date of this prospectus is October 5, 2017.

        Unless the context otherwise requires or except as otherwise indicated, when we refer to "HEI," the "Company," "we," "us" or "our" in this prospectus or when we otherwise refer to ourselves in this prospectus, we mean Hawaiian Electric Industries, Inc. and do not include our consolidated subsidiaries or other affiliates. The term "you" refers to a prospective investor under the Plan.

        No person may give any information or make any representations other than those contained or incorporated by reference in this prospectus in connection with the offer made hereunder. Prospective investors may only rely on the information contained in this prospectus. This prospectus is neither an offer to sell nor a solicitation of an offer to buy securities by anyone in any jurisdiction where the offer or sale is not permitted. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other than its respective date.

i

RISK FACTORS

        Investing in our Common Stock involves risk. Please see the risk factors included below, the risk factors described under the heading "Risk Factors" in HEI's most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference in this prospectus, and the risk factors included in any other documents that we file with the Securities and Exchange Commission ("SEC") after the date of this prospectus that are deemed to be incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus and in any applicable prospectus supplement, relating to risk factors and provide additional and updated information. The risks and uncertainties described are not the only ones facing the Company and its subsidiaries. Additional risks and uncertainties not presently known to the Company or that the Company currently deems immaterial may also impair its business operations, its financial results and the value of its securities.

        There are market risks associated with investing in the Plan. Participants in the Plan are not entitled to select the precise time for purchases or sales, or the number of days that may elapse before dividends are invested into shares of Common Stock for their Plan accounts. Therefore, participants in the Plan bear market risk associated with fluctuations in the price of Common Stock. In addition, no interest is paid on funds held by the administrator pending investment.

        We may be unable to, or may choose not to, continue to pay dividends on Common Stock at current rates or at all. Any future payments of cash dividends will depend on our financial condition, our capital requirements and earnings, and the ability of HEI's operating subsidiaries to pay dividends or make distributions to HEI, as well as other factors that HEI's Board of Directors may consider.

        The market price of our Common Stock can be volatile, which might affect the price at which you purchase or sell our Common Stock. The market price for our Common Stock may be volatile. This volatility may affect the price at which you purchase or sell our Common Stock, and the sale of substantial amounts of our Common Stock could adversely affect the price of our Common Stock. The price of our Common Stock may be volatile between the time you decide to purchase shares of our Common Stock under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision. Our Common Stock price may be volatile and subject to significant price and volume fluctuations in response to market and other factors, including: the other risk factors discussed in our most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K; variations in our quarterly operating results from our or securities analysts' or investors' expectations; downward revisions in securities analysts' estimates; and announcements by us or our competitors of significant acquisitions, joint ventures, capital commitments or other material developments.

 WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"). The registration statement contains or incorporates by reference additional information and exhibits not included in this prospectus and refers to documents that are filed as exhibits to other SEC filings. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any document that we file at the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC's toll-free telephone number at l-800-SEC-0330 for additional information on the operation of the Public Reference Room. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies (such as us) that file documents with the SEC electronically. The documents can be found by searching the EDGAR Archives at the SEC's web site. Our SEC filings, and other information with respect to HEI and our subsidiaries, may also be obtained on the Internet at our web site at http://www.hei.com. The information on our website does not constitute a part of this prospectus.

        The SEC allows us to incorporate information by reference into this prospectus. This means that we can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this prospectus, except for any information in this prospectus, a prospectus supplement, or a later filing with the SEC that is also incorporated by reference into this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

        The documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, information furnished rather than filed), including all such documents we may file with the SEC after the date on which the registration statement that includes this prospectus was initially filed with the SEC, are incorporated by reference in this prospectus until the termination of all offerings under this registration statement:

  (1)
  Our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 24, 2017 (including information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 23, 2017);

  (2)
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017 filed with the SEC on May 5, 2017 and August 3, 2017, respectively;

  (3)
  Our Current Reports on Form 8-K filed with the SEC on February 14, 2017, March 3, 2017, May 9, 2017, July 3, 2017, July 18, 2017, and August 23, 2017; and

  (4)
  The description of the Common Stock of the Company contained in the registration statement for such Common Stock filed under Section 12 of the Exchange Act, and in past and future amendments thereto and in those portions of periodic reports filed under the Exchange Act for the purpose of updating such description, as such description has most recently been updated in the Company's Form S-3 filed on December 22, 2014.

        We will provide you with a free copy of any of these documents if you request a copy by writing or telephoning HEI at the following address or telephone number: Shareholder Services Division, Hawaiian Electric Industries, Inc., P.O. Box 730, Honolulu, Hawaii 96808-0730, telephone: (808) 532-5841.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, which includes the documents incorporated by reference, contains statements that are not based on historical facts but are "forward-looking statements." Forward-looking statements, which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as "will," "expect," "anticipate," "intend," "plan," "believe," "predict," "estimate" or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings, losses or growth rates), ongoing business strategies or prospects and possible future actions, are also forward-looking statements.

        Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic, political and market factors, among other things. These considerations include the risks and uncertainties identified in this prospectus and the documents incorporated by reference. Forward-looking statements are not guarantees of future performance and the actual results that HEI achieves may differ materially. In addition, forward-looking statements speak only as of the date of the document in which they are made and, except as required by applicable securities laws, HEI assumes no obligation to publicly update or revise these statements, whether as a result of new information, future events or otherwise.

        In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from anticipated results. The following risks, uncertainties and other important factors, in addition to those referenced under "Risk Factors" and elsewhere in this prospectus and the documents incorporated by reference into this prospectus, could cause actual results to differ materially from historical results and from management expectations as suggested by such "forward-looking" statements:

  •
  international, national and local economic and political conditions—including the state of the Hawaii tourism, defense and construction industries; the strength or weakness of the Hawaii and continental U.S. real estate markets (including the fair value and/or the actual performance of collateral underlying loans held by American Savings Bank, F.S.B. ("ASB"), which could result in higher loan loss provisions and write-offs); decisions concerning the extent of the presence of the federal government and military in Hawaii, the implications and potential impacts of U.S. and foreign capital and credit market conditions and federal, state and international responses to those conditions; and the potential impacts of global developments and global economic conditions and uncertainties; the effects of changes that have or may occur in U.S. policy, such as with respect to immigration and trade; terrorist acts by ISIS or others; potential conflict or crisis with North Korea; and potential pandemics);

  •
  weather and natural disasters (e.g., hurricanes, earthquakes, tsunamis, lightning strikes, lava flows and the potential effects of climate change, such as more severe storms and rising sea levels), including their impact on the Company's operations and the Company's subsidiaries' operations and the economy;

  •
  the timing and extent of changes in interest rates and the shape of the yield curve;

  •
  the ability of the Company and its subsidiaries to access the credit and capital markets (e.g., to obtain commercial paper and other short-term and long-term debt financing, including lines of credit, and, in the case of HEI, to issue common stock) under volatile and challenging market conditions, and the cost of such financings, if available;

  •
  the risks inherent in changes in the value of the Company's pension and other retirement plan assets and ASB's securities available for sale;

  •
  increasing competition in the banking industry (e.g., increased price competition for deposits, or an outflow of deposits to alternative investments, which may have an adverse impact on ASB's cost of funds);

  •
  the impacts of the terminated proposed merger with NextEra Energy, Inc. ("NEE") and the resulting loss of NEE's resources, expertise and support (e.g., financial and technological), including potentially higher costs and longer lead times to increase levels of renewable energy and to complete projects like Enterprise Resource Planning/Enterprise Asset Management and smart grids, and a higher cost of capital;

  •
  the potential delay by the Public Utilities Commission of the State of Hawaii ("PUC") in considering (and potential disapproval of actual or proposed) renewable energy proposals and related costs; reliance by the Company's subsidiaries on outside parties such as the state, independent power producers ("IPPs") and developers; and uncertainties surrounding technologies, solar power, wind power, biofuels, environmental assessments required to meet renewable portfolio standards goals and the impacts of implementation of the renewable energy proposals on future costs of electricity;

  •
  the ability of the Company's subsidiaries to develop, implement and recover the costs of implementing action plans included in their updated Power Supply Improvement Plans, Demand Response Portfolio Plan, Distributed Generation Interconnection Plan, Grid Modernization Plans, and business model changes, which have been and are continuing to be developed and updated in response to the orders issued by the PUC in April 2014, its April 2014 inclinations on the future of Hawaii's electric utilities and the vision, business strategies and regulatory policy changes required to align the Utilities' business model with customer interests and the state's public policy goals, and subsequent orders of the PUC;

  •
  capacity and supply constraints or difficulties, especially if generating units (utility-owned or IPP-owned) fail or measures such as demand-side management, distributed generation, combined heat and power or other firm capacity supply-side resources fall short of achieving their forecasted benefits or are otherwise insufficient to reduce or meet peak demand;

  •
  fuel oil price changes, delivery of adequate fuel by suppliers and the continued availability to the electric utilities of their energy cost adjustment clauses;

  •
  the continued availability to the electric utilities or modifications of other cost recovery mechanisms, including the purchased power adjustment clauses, rate adjustment mechanisms

    ("RAMs") and pension and postretirement benefits other than pensions tracking mechanisms, and the continued decoupling of revenues from sales to mitigate the effects of declining kilowatthour sales;

  •
  the impact of fuel price volatility on customer satisfaction and political and regulatory support for the Company's subsidiaries;

  •
  the risks associated with increasing reliance on renewable energy, including the availability and cost of non-fossil fuel supplies for renewable energy generation and the operational impacts of adding intermittent sources of renewable energy to the electric grid;

  •
  the growing risk that energy production from renewable generating resources may be curtailed and the interconnection of additional resources will be constrained as more generating resources are added to the electric systems and as customers reduce their energy usage;

  •
  the ability of IPPs to deliver the firm capacity anticipated in their power purchase agreements ("PPAs");

  •
  the potential that, as IPP contracts near the end of their terms, there may be less economic incentive for the IPPs to make investments in their units to ensure the availability of their units;

  •
  the ability of the Utilities to negotiate, periodically, favorable agreements for significant resources such as fuel supply contracts and collective bargaining agreements;

  •
  new technological developments that could affect the operations and prospects of the Company's subsidiaries or their competitors;

  •
  new technological developments, such as the commercial development of energy storage and microgrids, that could affect the operations of the Company's subsidiaries;

  •
  cyber security risks and the potential for cyber incidents, including potential incidents at the Company and its subsidiaries (including at ASB branches and electric utility plants) and incidents at data processing centers they use, to the extent not prevented by intrusion detection and prevention systems, anti-virus software, firewalls and other general information technology controls;

  •
  federal, state, county and international governmental and regulatory actions and inactions, such as existing, new and changes in laws, rules and regulations applicable to the Company and its subsidiaries (including changes in taxation, increases in capital requirements, changes to the U.S. debt ceiling, monetary policy, legislative and regulatory policy changes, environmental laws and regulations (including resulting compliance costs and risks of fines and penalties and/or liabilities), the regulation of greenhouse gas emissions, governmental fees and assessments (such as Federal Deposit Insurance Corporation assessments), and potential carbon "cap and trade" legislation that may fundamentally alter costs to produce electricity and accelerate the move to renewable generation);

  •
  developments in laws, regulations, and policies governing protections for historic, archaeological, and cultural sites, and plant and animal species and habitats, as well as developments in the implementation and enforcement of such laws, regulations, and policies;

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  discovery of conditions that may be attributable to historical chemical releases, including any necessary investigation and remediation, and any associated enforcement, litigation, or regulatory oversight;

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  decisions by the PUC in rate cases and other proceedings (including the risks of delays in the timing of decisions, adverse changes in final decisions from interim decisions and the disallowance of project costs as a result of adverse regulatory audit reports or otherwise);

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  decisions by the PUC and by other agencies and courts on land use, environmental and other permitting issues (such as required corrective actions, restrictions and penalties that may arise, such as with respect to environmental conditions or renewable portfolio standards);

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  potential enforcement actions by the Office of the Comptroller of the Currency, the Federal Reserve Board, the Federal Deposit Insurance Corporation and/or other governmental authorities (such as consent orders, required corrective actions, restrictions and penalties that may arise, for example, with respect to compliance deficiencies under existing or new banking and consumer protection laws and regulations or with respect to capital adequacy);

  •
  the ability of the Company's subsidiaries to recover increasing costs and earn a reasonable return on capital investments not covered by RAMs;

  •
  the risks associated with the geographic concentration of the Company's businesses and ASB's loans, ASB's concentration in a single product type (i.e., first mortgages) and ASB's significant credit relationships (i.e., concentrations of large loans and/or credit lines with certain customers);

  •
  changes in accounting principles applicable to the Company and its subsidiaries, including the adoption of new U.S. accounting standards, the potential discontinuance of regulatory accounting and the effects of potentially required consolidation of variable interest entities or required capital lease accounting for PPAs with IPPs;

  •
  changes by securities rating agencies in their ratings of the securities of the Company and its subsidiaries and the results of financing efforts;

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  faster than expected loan prepayments that can cause an acceleration of the amortization of premiums on loans and investments and the impairment of mortgage-servicing assets of ASB;

  •
  changes in ASB's loan portfolio credit profile and asset quality which may increase or decrease the required level of provision for loan losses, allowance for loan losses and charge-offs;

  •
  changes in ASB's deposit cost or mix which may have an adverse impact on ASB's cost of funds;

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  the final outcome of tax positions taken by the Company and its subsidiaries;

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  the risks of suffering losses and incurring liabilities that are uninsured (e.g., damages to the Utilities' transmission and distribution system and losses from business interruption) or underinsured (e.g., losses not covered as a result of insurance deductibles or other exclusions or exceeding policy limits); and

  •
  other risks or uncertainties described in reports previously and subsequently filed by the Company and its subsidiaries with the SEC.

THE COMPANY

        HEI was incorporated in 1981 under the laws of the State of Hawaii and is a holding company whose principal subsidiaries are engaged in the electric public utility and bank businesses in the State of Hawaii. HEI's predecessor, Hawaiian Electric Company, Inc. ("Hawaiian Electric"), was incorporated in 1891 under the laws of the Kingdom of Hawaii (now the State of Hawaii). As a result of a corporate reorganization in 1983, Hawaiian Electric became a subsidiary of HEI and the common shareholders of Hawaiian Electric became common shareholders of HEI.

        Hawaiian Electric is a regulated electric public utility company engaged in the production, purchase, transmission, distribution and sale of electric energy on the island of Oahu, in the State of Hawaii. Hawaiian Electric's subsidiaries, Hawaii Electric Light Company, Inc. ("Hawaii Electric Light"), which was acquired in 1970, and Maui Electric Company, Limited ("Maui Electric"), which was acquired in 1968, are also regulated electric public utilities engaged in the production, purchase, transmission, distribution and sale of electricity in the State of Hawaii. Hawaii Electric Light engages in this business on the island of Hawaii, and Maui Electric engages in this business on the islands of Maui, Lanai and Molokai. Hawaiian Electric and its subsidiaries serve approximately ninety-five percent (95%) of the total population of the State of Hawaii covering a service area of approximately 5,815 square miles.

        HEI's other principal subsidiary is American Savings Bank, F.S.B., one of the largest financial institutions in the State of Hawaii, with assets of $6.4 billion as of December 31, 2016. ASB, which was acquired by HEI in 1988, is a federally chartered savings bank that provides a wide range of banking and other financial services to consumers and businesses within Hawaii.

        HEI is a parent holding company that is a legal entity separate and distinct from its various subsidiaries. As HEI has no significant operations of its own, the principal sources of its funds are dividends or other distributions from its operating subsidiaries, borrowings and sales of equity. The ability of certain of the Company's subsidiaries to pay dividends or make other distributions to the Company is subject to contractual and regulatory restrictions, including the provisions of an agreement with the Hawaii Public Utilities Commission and the capital distribution regulations of the Federal Reserve Board and Office of the Comptroller of the Currency, as well as restrictions and limitations set forth in debt instruments, preferred stock resolutions and guarantees.

        HEI's strategy is to focus its resources primarily on its two core operating businesses, Hawaiian Electric Company and American Savings Bank. For additional information concerning HEI's and its subsidiaries' businesses and affairs, including their capital requirements and external financing plans, pending legal and regulatory proceedings, descriptions of certain laws and regulations to which those companies are subject, and possible restrictions on the ability of certain of HEI's subsidiaries to pay dividends or make other distributions to HEI, investors should refer to the documents incorporated by reference that are listed under "Where You Can Find More Information."

DESCRIPTION OF THE PLAN

        The following is a summary in question and answer form of the principal provisions of the Plan as amended to date. This summary does not purport to be complete nor to modify the Plan, and is qualified in its entirety by reference to the provisions of the Plan. In case of any conflict, the provisions of the Plan will govern.

Purpose of the Plan

1.     What is the purpose of the Plan?

        The purpose of the Plan is to provide holders of record of the Company's Common Stock and/or the Preferred Stock of the Company's electric utility subsidiaries, and any other individual of legal age and any entity ("Nonholder"), with a convenient method of buying Common Stock by using their cash dividends and/or by making optional cash investments.

Certain Features of the Plan

2.     What are some of the important features of the Plan?

  •
  A participant may elect to have cash dividends on all or a portion of the participant's shares of Common Stock or Preferred Stock automatically reinvested. (See Question 9.)

  •
  Any individual of legal age or entity may join the Plan by making a minimum initial cash investment of $250 (maximum of $300,000). (See Questions 6 and 7.)

  •
  A participant may purchase Common Stock each month with optional cash investments of not less than $25 per investment and not more than an aggregate of $300,000 per calendar year. (See Questions 18 and 19.)

  •
  A participant may have the Administrator (as defined in Question 3) sell all or any of his or her Plan shares, subject to certain charges. (See Questions 10 and 32 - 36.)

  •
  A participant may deposit any or all the participant's shares of Common Stock with the Administrator for safekeeping and receive credit to the participant's Plan account for such shares. (See Question 23.)

  •
  No interest is paid on reinvested dividends or optional cash investments received by the Plan. (See Question 15.)

Administration of the Plan

3.     Who administers the Plan?

        The administrator of the Plan (the "Administrator") keeps records, sends periodic statements to participants and performs other clerical and administrative duties relating to the Plan. The Administrator may be the Shareholder Services Division of the Company or may be one or more officers or employees of the Company or of its subsidiaries appointed by designated executive officers of the Company, in which case an independent trustee (the "Trustee") shall be appointed, and shares under the Plan shall be registered in the name of the Trustee. The Shareholder Services Division of the Company currently serves as the Administrator. The Company believes that having the Shareholder Services Division of the Company serve as Administrator, as compared to having a registered broker-dealer or federally insured banking institution serve in that capacity, poses no additional material risks to participants. The Company believes this is because the Administrator's duties are limited to clerical and administrative tasks such as keeping records and sending periodic statements, because the Company has an errors and omissions policy that covers the Shareholder Services Division, and because the Company has established an escrow with a bank to hold optional cash investments pending investment pursuant to the Plan, thereby reducing the risk to participants. (See Question 18.)

4.     Whom should I contact with questions concerning the Plan and its administration?

        For all communications about the Plan, please contact:

HAWAIIAN ELECTRIC INDUSTRIES, INC.
ATTENTION: DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
P.O. BOX 730
HONOLULU, HI 96808-0730
TELEPHONE: (808) 532-5841 (Oahu)
(866) 672-5841 (Other locations)
FACSIMILE: (808) 532-5868

5.     Who holds the shares credited to participants' Plan accounts?

        Shares of Common Stock purchased under the Plan are registered in the name of the Trustee. The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A., currently serves as Trustee under the Plan. Should it become necessary or desirable to replace The Bank of New York Mellon Trust Company, N.A. as Trustee, the Company may appoint a successor Trustee.

Participation in the Plan

6.     Who is eligible to participate?

        Any person or entity, whether or not a holder of Common Stock or Preferred Stock, is eligible to join the Plan, provided that (i) such person or entity fulfills the prerequisites for participation described under Question 7 and (ii) participation would not violate securities or other laws of the state, territory or country where the participant resides that are applicable to the Company, the Plan or the participant. If a beneficial owner of Common Stock and/or Preferred Stock whose shares are registered in the name of another (e.g., a broker or bank nominee) would like such shares to participate in the Plan, the beneficial owner must first have the shares transferred into such beneficial owner's name. The Company reserves the right to restrict or terminate participation in the Plan if it believes that such participation may be contrary to the general intent of the Plan or in violation of applicable law. A participant must maintain at least five whole shares in the Plan to maintain a Plan account.

7.     How do I enroll?

        Current participants will automatically be participants in the Plan as amended to date, and need do nothing to continue their participation.

        After reviewing a copy of this prospectus, eligible applicants may join the Plan by completing, signing and submitting to the Administrator a "Shareholder Authorization Form" (for holders of Common Stock or Preferred Stock) or a "Nonholder Enrollment Form" (for nonholders). Holders of Common Stock or Preferred Stock may elect in the applicable form to have dividends reinvested in whole or in part, to make an initial cash investment or to make optional cash investments only. If a participant signs a Shareholder Authorization Form (in the case of holders of Common Stock or Preferred Stock), dividends on all shares of Common Stock and Preferred Stock registered in the participant's name or held under the Plan will automatically be reinvested under the Plan, unless the participant elects on the form to receive dividends on all or a portion of such shares. If such a holder does not select an option, all dividends on Common Stock and Preferred Stock in such holder's name, and on Common Stock held under the Plan for the holder, will be reinvested in shares of Common Stock pursuant to the Plan. The execution of a Nonholder Enrollment Form (in the case of nonholders) will result in the reinvestment of all dividends on shares held under the Plan for the participant, unless the participant notifies the Administrator in writing of a different investment option. Nonholders must make an initial cash investment of not less than $250 and not more than $300,000.

        Participants may change any of the designations in the applicable form by sending a signed written request to the Administrator specifying the desired change. Any election to reinvest dividends or to change any option with respect thereto will be effective on the next record date after the Administrator receives the new form.

8.     Where can I get Shareholder Authorization Forms and Nonholder Enrollment Forms?

        The forms may be obtained from HEI's website or from the Administrator at the address or by calling the telephone number noted under Question 4.

9.     What investment options are available to participants?

        Each participant may elect one of the following investment options:

        Full Dividend Reinvestment—Participant automatically reinvests cash dividends on all shares of Common Stock and Preferred Stock.

        Partial Dividend Reinvestment—Participant specifies the number of shares of Common Stock, and the number, class and series of shares of Preferred Stock, as to which the participant wishes to receive cash dividends, and automatically reinvests the remainder of the cash dividends.

        Optional Cash Investments Only/No Dividend Reinvestment—Participant makes optional cash investments only and receives cash dividends on all shares of Common Stock and Preferred Stock.

        All participants may also make optional cash investments of a minimum of $25 (or a minimum of $250 for the initial investment by a nonholder) and a maximum of $300,000 per calendar year (including the initial investment) towards the purchase of additional shares of Common Stock. (See Questions 18 and 19.)

Fees and Charges

10.   Are there any fees or charges to a participant in connection with purchases or sales under the Plan?

        Except as otherwise expressly provided in the Plan, participants in the Plan will bear the cost of brokerage fees and commissions, any service charges and applicable taxes related to shares purchased or sold on the open market. Under the Plan, the Company may charge participants fees to recover up to the actual administrative costs of the Plan.

        A $25 service fee will be assessed for each item that is returned for insufficient funds or other reasons due to the negligence of the shareholder as determined by the Administrator. The Administrator may place a hold on the account until the "insufficient funds" fee is received, sell shares from the account to collect the "insufficient funds" fee, or withhold the amount of the "insufficient funds" fee from future optional cash investments.

        See Questions 27 and 35 for certain other fees charged under the Plan. The Company reserves the right at any time to change the amount of the fees it charges and to charge participants (including those who do not reinvest dividends) other fees, including but not limited to administrative, setup and handling fees. Notices of such future changes or additional fees will be sent to participants at least thirty (30) days prior to their effective date.

Purchases under the Plan

11.   What is the source of shares purchased under the Plan?

        Common Stock will be obtained through purchases of authorized but unissued shares directly from the Company or through open market purchases of issued and outstanding shares. The Company will not change the method of acquiring shares of Common Stock more than once in any three-month period. On the date of this prospectus, shares for the Plan are being purchased through open market purchases of issued and outstanding shares.

12.   How will open market purchases of Common Stock be made under the Plan?

        At such times as the Plan satisfies its requirements for shares through open market purchases of outstanding shares rather than direct issuances of authorized but unissued shares, such open market purchases of Common Stock will be made through an independent agent (the "Broker") selected by the Company. Neither the Administrator, nor the Company, nor any affiliate of the Company will directly or indirectly control or influence the prices or timing of open market purchases made by the Broker, the amount of shares to be purchased (other than specifying the aggregate dollar amount to be invested), the manner of purchase of shares or the selection by the Broker of a broker or dealer through which purchases will be made.

13.   What will be the price of shares of Common Stock purchased under the Plan?

        The price of newly-issued shares purchased directly from the Company will be the average of the high and low sales prices of the Common Stock on the composite tape for stocks listed on the New York Stock Exchange on the business day prior to the applicable Investment Date (as defined under Question 15) or the next preceding day on which the Company's Common Stock is traded if there is no trade reported on that business day. The price of Common Stock purchased on the open market will be the weighted average price per share (adjusted for brokerage fees and commissions, any service charges and applicable taxes) of the aggregate number of shares purchased on the open market during the applicable Investment Period (as defined under Question 15).

14.   How many shares of Common Stock will be purchased by the Plan for each participant?

        The number of shares to be purchased by the Plan for each participant will equal the amount of the participant's reinvested dividends and optional cash investments, less administrative fees and amounts (if any) required to be withheld for tax purposes, divided by the purchase price of the shares (adjusted for brokerage fees and commissions, any service charges and applicable taxes). Both whole shares and fractional shares (computed to four decimal places) will be credited by the Plan to the accounts of its participants.

15.   When will purchases be made under the Plan?

        Newly-issued shares will be purchased from the Company on the applicable Investment Date, as defined below, and shares acquired on the open market will be purchased during an investment period commencing on the applicable Investment Date and ending on the earlier of thirty (30) days thereafter or the date on which the required number of shares has been purchased (each, an "Investment Period"). Shares of Common Stock purchased directly from the Company will be credited to participants' accounts on the date purchased, and shares of Common Stock purchased on the open market will be credited to participants' accounts as of the settlement date of the purchase of the last share during the applicable Investment Period. Dividends not invested in shares of Common Stock within thirty (30) days of the dividend payment date, optional cash investments not invested in shares of Common Stock within thirty (30) days of the applicable Investment Date, and any funds not invested within an Investment Period, will be promptly returned, without interest, to the participant. Funds to be invested during any Investment Period will be invested to the extent possible before funds from any subsequent Investment Period are invested, and funds related to different Investment Periods will not be pooled for purposes of computing per share prices.

        The "Investment Dates" for optional cash investments shall be the 15th and 30th days of each month (except that the second Investment Date for February will be the last day of the month). The "Investment Dates" for Common Stock dividends and Preferred Stock dividends shall be the dividend payment date or within two (2) business days prior to the dividend payment date (with settlement in such case occurring on or after the dividend payment date). The dividend payment date for Common Stock dividends is normally expected to be on or around the 10th day of March, June, September and December each year, and for Preferred Stock is normally expected to be the 15th day of January, April, July and October each year, but the actual dates could vary. If an Investment Date is not a business day based on the foregoing, the Investment Date will be the next succeeding business day.

        If the Broker is unable to invest all cash dividends or optional cash investments in shares of Common Stock on the open market, the shares purchased by the Broker shall be allocated to participants on a pro rata basis based, first, on reinvested dividends and, second, if any shares are remaining, on optional cash investments. Any funds remaining after such allocation will be returned to participants.

        Participants may not select the precise time for purchases and a number of days may elapse before dividends and optional cash investments are invested in shares of Common Stock. Interest will not be paid on cash dividends or optional cash investments prior to or after their investment in Common Stock or if for any reason such dividends and investments are not so invested. Any interest or other earnings on dividends or optional cash investments will be the property of the Company.

Dividend Reinvestment

16.   How does the dividend reinvestment feature of the Plan work?

        Cash dividends to be reinvested will remain with the Company if reinvested on the dividend payment date in shares newly issued by the Company. To the extent shares will not be so purchased on the dividend payment date or are to be purchased by the Plan on the open market, cash dividends will be delivered to an escrow account or to the Broker pending investment concurrently with payment of cash dividends to nonparticipating shareholders. Such dividends will be credited to each participant's account under the Plan and will be automatically reinvested to purchase additional Common Stock on behalf of the participants during the applicable Investment Period in the manner described under Question 15. The amount of any required United States income tax withholding and any administrative fees will be deducted from the amount of dividends on Common Stock and/or Preferred Stock to determine the amount of dividends to reinvest.

17.   Will participants be credited with dividends on fractional shares?

        Yes. Plan accounts will be credited on the payment dates with dividends on whole shares and fractional shares of Common Stock held in participants' accounts on the applicable record dates.

Optional Cash Investments

18.   How are optional cash investments made?

        Optional cash investments by a participant cannot be less than $25 per investment nor more than a total of $300,000 per calendar year (including for purposes of this limitation the initial investment made by a nonholder upon enrollment in the Plan). In the case of nonholders, the initial cash investment with the Nonholder Enrollment Form must be at least $250.

        Optional cash investments may be made by sending an optional cash investment coupon along with either a check or money order in U.S. Dollars payable to HEI/DRIP, addressed to Hawaiian Electric Industries, Inc., Attn: Dividend Reinvestment and Stock Purchase Plan, P.O. Box 29520, Honolulu, HI 96820-1920. The Plan may reject checks payable to a party other than HEI/DRIP, even if endorsed for payment to the Plan. Optional cash investments must not be included in remittances for payment of utility service billings.

        If a participant wishes to make one cash investment of the same amount each month, the participant may use the Plan's automatic cash investment option. This allows a participant to make one cash investment of the same amount each month by automatic deduction of that amount from the participant's designated bank account. Employees and directors of the Company and certain of its subsidiaries may also make cash investments through payroll deductions or by other means, subject to approval by the Chief Financial Officer of the Company or the Administrator.

        The forms to accompany optional cash investments, and to authorize such automatic deduction of optional cash investments, may be obtained from the Administrator at the address noted under Question 4.

        Optional cash investments will be transferred, by the end of the next business day following the day of receipt of the optional cash investment, to a segregated escrow account at a bank designated by the Company ("Escrow Agent"), to be held for the benefit of the participants pending investment in shares of Common Stock. Any interest or other earnings on such funds prior to their investment is the property of the Company. The current Escrow Agent is Central Pacific Bank. Should it become necessary or desirable to replace Central Pacific Bank as Escrow Agent, the Company may appoint a successor Escrow Agent.

        The Administrator must receive requests for refunds of optional cash investments in writing by the Cash Deadline Date (see Question 19) before the applicable Investment Date. Refunds will be processed as soon as practicable. A participant may not request a refund for an investment made through the automatic cash investment option.

19.   When must optional cash investments be received?

        Optional cash investments must be received by the Administrator by the Cash Deadline Date before the applicable Investment Date in order to be invested on or commencing on that Investment Date. The "Cash Deadline Dates" for optional cash investments are the 10th and 25th of each month or the prior business day if the 10th or 25th day of the month falls on a weekend or holiday. (See Question 15.)

Account Records and Reports to Participants

20.   What records are maintained of a participant's ownership of Common Stock under the Plan?

        The Administrator will maintain an individual account for each participant recording the participant's ownership interests in the Plan.

21.   What kind of reports will be sent to participants in the Plan?

        Participants will receive quarterly account statements showing amounts invested, purchase prices, shares purchased and/or other relevant information, including information for income tax reporting purposes. Monthly statements will also be sent to participants who have made optional cash investments or have had other activity (other than reinvestment of dividends) in their accounts during the month. Participants should retain all statements received from the Company for tax purposes because they are a continuing record of the original cost of all shares purchased by participants under the Plan, and this information will be necessary for participants to determine the amount of gain or loss subject to tax when participants sell all or part of their shares in the Plan.

        In addition, participants will receive, and/or be provided notification of and electronic access to, the Company's annual reports to shareholders and proxy materials for all annual and special meetings of shareholders.

Registration of Shares

22.   Will certificates be issued to participants for shares of Common Stock purchased under the Plan?

        Unless a participant withdraws shares from the Plan or terminates participation in the Plan (See Questions 24 - 31), certificates for shares of Common Stock purchased under the Plan will not be issued to participants. Instead, shares of Common Stock will be registered in the name of the Trustee or, if there is no Trustee, in the name of the Administrator, as agent for participants in the Plan.

Safekeeping of Shares

23.   Does the Plan offer a safekeeping service for shares?

        Yes. A holder of record of Common Stock who submits a Shareholder Authorization Form or Transaction Request and Authorization Form may elect to transfer such holder's shares without charge to the Administrator, or to the Trustee if there is a Trustee, for credit to the holder's Plan account and for safekeeping under the Plan. The Administrator or Trustee, as applicable, also holds for safekeeping the shares purchased through the Plan unless the shares are withdrawn by or distributed to the participant upon termination. (See Question 22.) These safekeeping arrangements protect against loss, theft and destruction of stock certificates. Shares of Preferred Stock may not be transferred to the Administrator or Trustee for safekeeping.

Termination of Participation in the Plan

24.   When and how may a participant terminate participation in the Plan?

        A participant may terminate participation in the Plan as to all (but not less than all) Common Stock and Preferred Stock by signing and submitting a written notification to the Administrator. Any notice of termination received on or after an ex-dividend record date may not be processed until after the dividends payable on the record date have been paid and reinvested in accordance with the Plan. The "ex-dividend record date" for purposes of the Plan is two (2) business days before the dividend record date. A participant must wait at least two (2) weeks after the purchase of shares before terminating participation in the Plan.

        A participant must also maintain at least five whole shares of Common Stock in the Plan to keep an active account. If a participant does not do so, the participant's participation in the Plan may be terminated, in which case the participant will receive a cash payment in the amount of the net proceeds of the sale of all shares (and fraction of a share) in the Plan based on the selling price of the shares less any withholding required under applicable tax laws less a fee (unless the fee is waived by the Company in its sole and absolute discretion) The fee is currently equal 10 cents per share.

25.   What occurs following receipt by the Administrator of a participant's signed written notice of termination of participation in the Plan?

        Within ten (10) business days after receipt of the notice of termination (or after the reinvestment of dividends if the notice is received between the ex-dividend record and payment dates), either certificates for whole shares of Common Stock will be issued to the participant or such shares shall be issued to the participant by book entry. A cash payment will be made for any fractional share. In no case will fractional shares be issued.

26.   Will a participant be allowed to re-enroll in the Plan after terminating participation?

        Termination of participation in the Plan will not necessarily preclude re-enrollment, but the Company reserves the right to reject re-enrollment where in its sole discretion it deems there have been excessive terminations and re-enrollments. If you are no longer a shareholder of record you can seek to enroll by completing and submitting a Nonholder Enrollment Form along with a $250 minimum investment.

Withdrawal of Shares from the Plan

27.   How does a participant withdraw shares from the Plan and are there fees or charges for withdrawal?

        A participant may withdraw all or a portion of whole shares of Common Stock from the Plan by signing and submitting a written request to the Administrator to that effect and specifying the whole number of shares to be withdrawn. Participants who request that shares be withdrawn in certificate form may be charged a service fee of $20 per certificate. There is no charge for shares issued by book entry. A cash payment will be made for any fractional share. In no case will fractional shares be issued.

28.   When may a participant withdraw shares from the Plan?

        A participant must wait at least two (2) weeks after the purchase of shares before withdrawing shares from the Plan. A participant must also wait at least two (2) weeks before withdrawing shares from the Plan after updating the participant's address of record unless the request is submitted with a valid Medallion Signature Guarantee or by complying with other requirements that the Company or Administrator shall establish. Any notice of withdrawal received by the Administrator between the ex-dividend record and payment dates may not be processed until after the dividends have been paid and reinvested in accordance with the Plan.

29.   How soon after notice of withdrawal of shares is given will the participant receive the shares?

        Subject to the limitations described in the answer to Question 28, shares will be issued within ten (10) business days after receipt of the notice of withdrawal (or after the reinvestment of dividends if the notice is received between the ex-dividend record and payment dates). A cash payment will be made for any fractional share. In no case will fractional shares be issued.

30.   May shares a participant withdraws from the Plan continue to participate in the Plan?

        Yes. Shares of Common Stock withdrawn from the Plan and registered in the participant's name will continue to participate in the Plan if the participant has so instructed the Administrator pursuant to a Shareholder Authorization Form and has not terminated participation in the manner described under Question 24.

31.   May a participant who requests the withdrawal of shares under the Plan have the withdrawn shares issued in the name of another person?

        Yes. A participant may do so by submitting a properly completed and executed stock power, with a Medallion Signature Guarantee, and by complying with such other procedures as the Company or Administrator shall establish. The forms necessary to effect any such transfer may be obtained from the Administrator at the address noted under Question 4 or from the Company's website. However, any notice of name change received by the Administrator between the record and payment dates will not be effective until after the dividends have been paid and reinvested in accordance with the Plan.

Sale and Other Transfer of Shares

32.   May a participant sell, pledge, encumber, or otherwise transfer shares of Common Stock credited to such participant's account under the Plan?

        No. A participant wishing to pledge, encumber or otherwise transfer such shares must first have those shares registered in the participant's or another person's name by withdrawing the shares from the Plan. (See Question 31.)

33.   May a participant receive cash in lieu of shares of Common Stock upon termination of participation in the Plan or withdrawal of shares from the Plan?

        Yes. The participant must submit a signed written request to the Administrator to sell such shares of Common Stock and to distribute to the participant the net cash proceeds from such sale in lieu of shares. The Company may retain a broker-dealer not affiliated with the Company to effect such sales.

34.   If a participant requests a distribution of cash in lieu of certificates for shares, when will the Common Stock be sold?

        If the shares will be sold on the open market, the sale will occur generally within the same period of time that would be required if shares rather than cash were to be distributed. (See Question 25.) Delays in selling shares are possible, however. Interest will not be paid to a participant for any such delays and the participant assumes the risk of any price fluctuations. A participant must wait at least two (2) weeks after the purchase of shares under the Plan before selling the recently purchased shares from the Plan. A participant must also wait at least two (2) weeks before selling shares in the Plan after updating the participant's address of record unless the request is submitted with a valid Medallion Signature Guarantee or by complying with other requirements that the Company or Administrator shall establish.

35.   What amount will be distributed to a participant who requests a distribution of cash in lieu of shares?

        A check representing the selling price of the shares less any withholding required under applicable tax laws and less a fee (unless such fee is waived by the Company in its sole and absolute discretion), will be sent to the participant at the end of the settlement period. The fee is currently ten cents per share to cover brokerage commissions and service fees.

36.   What happens if a participant sells or transfers all of the shares registered in the participant's name but does not sell shares held in the Plan and registered in the name of the Trustee?

        Shares remaining in the Plan will continue to participate in the Plan if the participant has so instructed the Administrator pursuant to a Shareholder Authorization Form and dividends thereon will continue to be reinvested in accordance with the participant's instructions until the shares are withdrawn from the Plan or the participant terminates participation in the Plan.

Voting of Shares in the Plan; Tender Offers

37.   How will a participant's shares of Common Stock be voted at meetings of shareholders of the Company?

        Each participant will be mailed or sent electronically (to those participants who have agreed to such electronic delivery) proxy materials for each meeting of shareholders of the Company, or will be provided with notice and access to proxy materials in accordance with the rules and regulations of the SEC, to allow participants to vote on each issue to be considered at the meeting. Participants may vote by using the Internet, telephone or by signing and returning the proxy form. Shares registered in a participant's name will be voted directly as instructed by the participant, and shares held in the Plan in the participant's name will be voted by the Administrator or Trustee, as the case may be, as instructed by the participant. If the participant does not provide instructions on how to vote the shares held in the Plan, the Trustee or Administrator, as the case may be, will be deemed instructed to vote the shares held by the participant in the Plan in accordance with the recommendations of the Company's Board of Directors on each issue.

38.   What arrangements will be made in the event of the commencement of a tender offer for shares of Common Stock held in the Plan?

        The Company or the Trustee will notify participants of the commencement of any tender offer for securities that includes the Company's Common Stock held in participants' accounts and will provide a means by which participants may direct the Trustee whether or not to tender the Company's Common Stock credited to their accounts. In the absence of such directions by a participant, the shares credited to such participant's account will not be tendered. A participant may, at any time prior to a tender offer withdrawal date, direct the Trustee to withdraw shares of the Company's Common Stock previously directed by the participant to be tendered.

Stock Dividends and Stock Splits

39.   What happens to a participant's account if the Company issues a stock dividend or declares a stock split?

        Any stock dividends or split shares distributed by the Company on shares of Common Stock credited to the account of a participant under the Plan will be added to the participant's account. Stock dividends or split shares distributed on any shares of Common Stock registered in the name of a participant will be distributed to the participant in the same manner as to shareholders who are not participating in the Plan.

Adjustment of Number and Kind of Registered Securities

40.   Under what circumstances may the Company adjust the number and/or kind of registered securities?

        The Company may make appropriate and proportionate adjustments to the number or kind of securities registered with the SEC if there is a decrease in the number of outstanding shares of Common Stock, an exchange of such shares or a distribution with respect to such shares, in each case as a result of any merger, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution. Any such adjustment will be subject to the requirements of federal and state securities laws and regulations.

Interpretation, Modification, Suspension or Termination of the Plan

41.   To what extent may the Plan be modified, suspended or terminated by the Company?

        The Company reserves the right to suspend, modify or terminate the Plan at any time, and the Chief Financial Officer of the Company may interpret the Plan and make additions thereto that are not inconsistent with its provisions. The Company or the Administrator shall provide all participants with prompt notice of any such suspension, modification, or termination. Upon termination of the Plan by the Company, book entry shares or certificates for whole shares credited to a participant's account under the Plan will be issued and cash payments for fractional shares will be made in the same manner as if each participant had terminated participation in the Plan.

Limitation of Liability

42.   What limitations of liability exist under the Plan?

        Neither the Company, nor the Administrator, nor the Trustee, nor the Escrow Agent, nor the Broker, nor any of their respective officers, directors, representatives, employees or agents shall be liable for any damages resulting from any act or omission in connection with the Plan in the absence of bad faith or gross negligence, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon the participant's death, the price or timing at which shares are purchased for participants' accounts or fluctuations in the market value of shares. However, the foregoing in no way affects a participant's right to bring a cause of action based on alleged violations of federal securities laws.

        Participants should recognize that neither the Company, nor the Administrator, nor the Broker, nor the Trustee can assure them of a profit or protect them against a loss on shares purchased for their account under the Plan.

USE OF PROCEEDS

        The Company anticipates that the shares of Common Stock offered hereby will be sold over a period of approximately three (3) years from the date hereof, but the Company does not know precisely the number of shares of Common Stock that will ultimately be sold under the Plan or the prices at which shares of Common Stock will be sold. The Company will receive proceeds from any purchases of shares of Common Stock under the Plan only if the purchases are made directly from the Company, rather than through the Broker on the open market. Proceeds received by the Company may be used:

  •
  to redeem, repurchase, repay or retire outstanding short-term and long-term indebtedness, including indebtedness arising out of the previous issuances of commercial paper and notes;

  •
  to make investments in and loans to the Company's subsidiaries (principally to help finance the subsidiaries' ongoing capital expenditure programs, to retire their indebtedness and to make investments in and loans to their subsidiaries);

  •
  to finance strategic investments in, or future acquisitions of, other entities or their assets, including by the Company's subsidiaries; and/or

  •
  for working capital and other general corporate purposes.

PLAN OF DISTRIBUTION

        Shares of Common Stock purchased for participants under the Plan may be purchased directly from the Company or by the Broker through open market transactions. Participants under the Plan bear the cost of brokerage fees and commissions, service charges and applicable taxes related to shares purchased or sold on the open market. Please see Questions 10, 12, 24, 27 and 35 under "Description of the Plan" for more information.

        Subject to the availability of shares of Common Stock registered with the SEC for issuance under the Plan, the maximum number of shares of Common Stock that can be issued under the Plan pursuant to the reinvestment of dividends or optional cash investments is set by the Board of Directors of the Company in its discretion. Our shares of Common Stock may not be available for purchase under the Plan in all jurisdictions.

        Persons who acquire shares of Common Stock under the Plan and resell it shortly after acquisition, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act, and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of Common Stock.

        We have no arrangements or understandings, formal or informal, with any person relating to the sale of our shares of Common Stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

 LEGAL MATTERS

        The validity of the shares of common stock offered under this prospectus have been passed upon for us by Kurt K. Murao, Esq., our Vice President—Legal & Administration and Corporate Secretary.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a brief summary, under the Internal Revenue Code of 1986, as amended (the "Code"), of certain applicable U.S. federal income tax aspects of participating in the Plan. This summary is based on current law and may be affected by future legislation, Internal Revenue Service ("IRS") rulings and other administrative pronouncements, income tax regulations and court decisions. This discussion does not purport to deal with all aspects of taxation that may be relevant to a particular participant in light of the participant's circumstances, or if the participant is a type of investor subject to special treatment under U.S. federal income tax law (including, without limitation, banks, insurance companies or other financial institutions, partnerships, tax-exempt organizations, broker dealers, foreign corporations, U.S. expatriates and former citizens or long-term residents of the United States, persons who are not citizens or residents of the United States, individual retirement accounts, or IRAs, or other plans governed by section 401 of the Code, real estate investment trusts, or REITs, employee benefit plans or mutual funds, dealers in securities or currencies, traders in securities, United States persons whose "functional currency" is not the U.S. dollar, persons holding their stock as part of a "straddle," "hedge," "conversion transaction," or other risk reduction transaction, and persons deemed to sell their stock under the constructive sale provisions of the Code). In addition, there may be non-U.S., state and local tax laws applicable to participation in the Plan. Because individual tax situations may vary, and because provisions of the Code and other tax laws may be modified by subsequent amendments or their application may be affected by changes in interpretation, participants should consult with their own tax advisors for advice on applicable U.S. federal, state and local and non-U.S. tax consequences of their participation in the Plan.

        In general, a participant will be required to include dividends on Common Stock and Preferred Stock in income for federal income tax purposes whether cash is received or such dividends are applied to the purchase of shares or to payment of administrative costs of, or fees under, the Plan. When dividends are reinvested to acquire shares directly from the Company, a participant is treated as having received on the dividend payment date a taxable dividend in an amount equal to the fair market value of the Common Stock purchased for the participant's account under the Plan plus the amount of any fees incurred. When dividends are reinvested to acquire shares purchased in open market transactions, a participant is treated as having received a taxable dividend equal to the amount of cash dividends used to make those purchases and to pay any related fees or brokerage commissions. These dividends will be reported after the end of each calendar year to participants and to the IRS on IRS Form 1099-DIV.

        Dividends are generally taxed as ordinary income. However, "qualified" dividend income received by an individual, estate or trust, meeting the holding period requirements explained below, is taxed at capital gains rates. "Qualified" dividend income includes dividends received during the tax year from a domestic corporation like HEI. The current capital gains rates for noncorporate taxpayers are currently 0%, 15% or 20%, depending on the taxpayers' income tax bracket for the year in which the dividends are received and taxable. In order to qualify for taxation at these capital gains rates, the dividend must be paid with respect to shares held for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and certain other conditions must be met.

        Where stock certificates or book entry shares are issued by the Plan to a participant, or where a participant deposits certificates or book entry shares into the Plan, the participant does not realize taxable income from this mere change in evidence of ownership. A participant does recognize taxable gain or loss when the shares in participant's account are sold pursuant to the terms of the Plan (or are withdrawn from the Plan and then sold by the participant). The amount of gain or loss will be the difference between the amount that the participant receives for the shares or fraction of a share sold and the participant's tax basis for such share or fraction of a share.

        A participant's tax basis for shares of Common Stock purchased pursuant to the Plan will be equal to the amount of reinvested dividends a participant is treated as receiving, as described above, or optional cash investments used to purchase such shares. A participant's holding period for shares purchased with optional cash investments or Preferred Stock dividends will begin on the day after the shares are purchased. A participant's holding period for shares purchased with Common Stock dividends will begin on the day following the date of distribution of the dividends. In the event shares are purchased on the open market, the holding period for the shares will begin no later than the day after the date such shares are credited to the participant's account.

        The Company is required to report certain tax information related to participant sales of Plan shares. This information is reported on IRS Form 1099-B and is transmitted to the participant and the IRS. In all cases, the Company must report the date of sale and the gross proceeds resulting from these sales of Plan shares. Additional information (participant's cost or other basis in the shares and whether the gain or loss with respect to such sale is long-term or short-term) is required for the sale of certain Plan shares. In general, only Plan shares acquired after 2010 are subject to the additional reporting requirements.

        With respect to this additional reporting requirement, the Company has adopted the "first in, first out" method ("FIFO") as its default method for determining which Plan shares have been transferred, withdrawn or sold and whether the additional reporting requirements apply. Under the FIFO method, any reduction of Plan shares will be deemed to first come from a participant's earliest-acquired Plan shares. Note that there are certain instances where it is impractical for the Company to determine the additional reporting information, and in these cases the tax law provides an exception to the reporting requirements for shares acquired after 2010. A participant must notify the Plan Administrator (currently the Shareholder Services division of the Company) prior to the transaction date for a transfer, withdrawal or sale of Plan shares if the participant wishes to use an IRS-approved method other than the FIFO method to determine which Plan shares are being sold. In all cases, participants should retain the transaction statements necessary to determine the tax basis of their Plan (and other) shares.

        Investment earnings, such as dividends and capital gains on sale of stock may be subject to a 3.8% Medicare tax in the hands of individuals having "modified adjusted gross income" in excess of $200,000 ($250,000 in the case of joint returns). This same tax applies in the case of certain trusts and estates, with different thresholds.

        If a participant fails to furnish to the Company a properly completed IRS Form W-9 or its equivalent, then the "backup withholding" provisions of the Code will apply and require the Company to withhold the required amount from any dividends or sales proceeds. Where applicable, the amount of backup withholding is twenty-eight percent (28%). A foreign person (nonresident alien individual or foreign entity) is subject to tax withholding at a 30% rate on the gross amount of certain payments of U.S. source income (including dividends), unless the beneficial owner of the payment is entitled to a reduced rate of, or exemption from, withholding tax under an income tax treaty. Additionally, dividends and sales proceeds payable to foreign shareholders are subject to special reporting and withholding rules referred to as "FATCA." If there is a failure to comply with these rules, such dividends and sales proceeds will be subject to withholding tax at a rate of 30% even if an otherwise applicable treaty provides for a lower rate. Where withholding applies to dividends, the amount of such tax withholding is deducted from the dividends and the balance is reinvested. Statements of account for participants will indicate amounts withheld.

        You should consult your personal tax advisor with specific reference to your own tax situation and potential changes in the applicable law as to all U.S. federal, state, local, non-U.S. and other tax matters in connection with the reinvestment of dividends and purchases of Common Stock under the Plan, your cost basis and holding period for Common Stock acquired under the Plan, the potential application of the "wash sale" rules and the character, amount and tax treatment of any gain or loss realized on the disposition of Common Stock.

HAWAIIAN ELECTRIC INDUSTRIES, INC.

Dividend Reinvestment
and Stock Purchase Plan

October 5, 2017

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        Expenses payable by the registrant for the sale of its securities, other than underwriting discount and commissions, are estimated as follows:

Securities and Exchange Commission Registration Fee	$6,708.56
Legal Fees and Expenses (including Blue Sky Fees)	15,000.00
Accounting Fees and Expenses	10,000.00
Printing of Registration Statement, Prospectus, etc.	11,000.00
Annual Escrow Agent's and Transfer Agent's Fees and Expenses	8,500.00
Miscellaneous	5,000.00

Total	$56,208.56

Item 15.    Indemnification of Directors and Officers.

        The Amended and Restated Articles of Incorporation of HEI provide that HEI will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action, suit, or proceeding by or in the right of the Company) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

        Notwithstanding the foregoing, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudicated to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which such action or suit was brought or in any other court having jurisdiction in the premises shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses for which such court shall deem proper.

        The indemnification provisions in the Amended and Restated Articles of Incorporation were adopted under the applicable provisions of the Hawaii Revised Statutes, and substantially similar permissive indemnification provisions are currently set forth in Section 414-242 of the Hawaii Revised Statutes.

        The Amended and Restated Articles of Incorporation of HEI further provide that the personal liability of directors of HEI shall be eliminated to the fullest extent permissible under Hawaii law, including under Section 414-222 of the Hawaii Revised Statutes.

        Section 414-222 of the Hawaii Revised Statutes permits a corporation to eliminate the personal liability of directors by such a provision in a corporation's articles of incorporation, except for (i) the amount of financial benefit received by a director to which the director is not entitled, (ii) the intentional infliction of harm on the corporation, (iii) liability for an unlawful dividend or distribution and (iv) an intentional violation of criminal law.

        HEI has entered into written indemnification agreements with certain of its officers and directors which, subject to certain exceptions, require us to indemnify such officers and directors to the fullest extent permitted by law against certain expenses, including attorneys' fees, disbursements and retainers, accounting and witness fees, travel and deposition costs, expenses incurred in proceedings and appeals and other amounts paid in settlement in connection with any legal proceedings to which such person was or is, or is threatened to be made, a party by reason of the fact that person was a director or officer of the Company or was serving as a director, officer, employee or other agent of another enterprise. Subject to certain limitations, these indemnification agreements also require us to advance expenses to our directors in advance of the final disposition of any action or proceeding for which indemnification is required or permitted.

        HEI also maintains a directors' and officers' liability insurance policy, pursuant to which directors and officers are insured against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended.

Item 16.    Exhibits.

        The exhibits designated by an asterisk (*) are filed herein. The exhibits not so designated are incorporated by reference to the indicated filing.

Exhibit Number	Description of Exhibit
4.1	Amended and Restated Articles of Incorporation of Hawaiian Electric Industries, Inc. (previously filed as Exhibit 3(i) to the Current Report on Form 8-K filed on May 6, 2009 (File No. 001-08503) and incorporated by reference herein).
4.2
Amended and Restated By-Laws of Hawaiian Electric Industries, Inc., as amended May 9, 2011 (previously filed as Exhibit 3(ii) to the Current Report on Form 8-K filed on May 11, 2011 (File No. 001-08503) and incorporated by reference herein).
4.3	Hawaiian Electric Industries, Inc. Dividend Reinvestment and Stock Purchase Plan, as amended and restated.*
4.4
Amended and Restated Trust Agreement dated October 3, 2014 between Hawaiian Electric Industries, Inc. and The Bank of New York Mellon Trust Company, N.A. (previously filed as Exhibit 4(b) to the Registration Statement on Form S-3ASR filed on October 6, 2014).

Exhibit Number	Description of Exhibit
4.5	Escrow Agreement dated December 12, 2013 between Hawaiian Electric Industries, Inc. and Central Pacific Bank (previously filed as Exhibit 4(c) to the Registration Statement on Form S-3ASR filed on October 6, 2014 (File No. 001-08503) and incorporated by reference herein).
5.1	Opinion of Kurt K. Murao, Esq. (including consent).*
23.1	Consent of PricewaterhouseCoopers LLP.*
23.2	Consent of Kurt K. Murao, Esq. (included in Exhibit 5.1).*
24.1	Power of Attorney (included on signature page).

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

  (i)
  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

  (ii)
  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

  (5)
  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424:

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (iv)
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

  (6)
  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Honolulu, State of Hawaii, on this 5th day of October, 2017.

HAWAIIAN ELECTRIC INDUSTRIES, INC.
/s/ CONSTANCE H. LAU
Name:	Constance H. Lau
Title:	President and Chief Executive Officer (Principal Executive Officer)
/s/ GREGORY C. HAZELTON
Name:	Gregory C. Hazelton
Title:	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Date: October 5, 2017

 POWER OF ATTORNEY

        We, the undersigned directors of the registrant, hereby severally constitute and appoint Constance H. Lau, Gregory C. Hazelton, Kurt K. Murao and Jennifer B. Loo, and each of them singly, our true and lawful attorneys-in-fact, with full power of substitution and re-substitution, to sign for us and in our names in the capacities indicated below any and all amendments to this Registration Statement on Form S-3, including post-effective amendments, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons and in the capacities and on the date indicated.

Date: October 5, 2017

/s/ CONSTANCE H. LAU Constance H. Lau	Director	/s/ RICHARD J. DAHL Richard J. Dahl	Director
/s/ THOMAS B. FARGO Thomas B. Fargo	Director	/s/ PEGGY Y. FOWLER Peggy Y. Fowler	Director
/s/ KEITH P. RUSSELL Keith P. Russell	Director	/s/ JAMES K. SCOTT James K. Scott	Director
/s/ KELVIN H. TAKETA Kelvin H. Taketa	Director	/s/ BARRY K. TANIGUCHI Barry K. Taniguchi	Director
/s/ JEFFREY N. WATANABE Jeffrey N. Watanabe	Chairman of the Board of Directors

EXHIBIT INDEX

        The exhibits designated by an asterisk (*) are filed herein. The exhibits not so designated are incorporated by reference to the indicated filing.

Exhibit Number	Description of Exhibit
4.1	Amended and Restated Articles of Incorporation of Hawaiian Electric Industries, Inc. (previously filed as Exhibit 3(i) to the Current Report on Form 8-K filed on May 6, 2009 (File No. 001-08503) and incorporated by reference herein).
4.2
Amended and Restated By-Laws of Hawaiian Electric Industries, Inc., as amended May 9, 2011 (previously filed as Exhibit 3(ii) to the Current Report on Form 8-K filed on May 11, 2011 (File No. 001-08503) and incorporated by reference herein).
4.3	Hawaiian Electric Industries, Inc. Dividend Reinvestment and Stock Purchase Plan, as amended and restated.*
4.4
Amended and Restated Trust Agreement dated October 3, 2014 between Hawaiian Electric Industries, Inc. and The Bank of New York Mellon Trust Company, N.A. (previously filed as Exhibit 4(b) to the Registration Statement on Form S-3ASR filed on October 6, 2014).
4.5
Escrow Agreement dated December 12, 2013 between Hawaiian Electric Industries, Inc. and Central Pacific Bank (previously filed as Exhibit 4(c) to the Registration Statement on Form S-3ASR filed on October 6, 2014 (File No. 001-08503) and incorporated by reference herein).
5.1	Opinion of Kurt K. Murao, Esq. (including consent).*
23.1	Consent of PricewaterhouseCoopers LLP.*
23.2	Consent of Kurt K. Murao, Esq. (included in Exhibit 5.1).*
24.1	Power of Attorney (included on signature page).